MONTANA-DAKOTA UTILITIES CO.

EXECUTIVE INCENTIVE COMPENSATION PLAN
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I.	PURPOSE

The purpose of the Executive Incentive Compensation Plan (the "Plan") is to provide an incentive for key executives of Montana-Dakota Utilities Co. to focus their efforts on the achievement of challenging and demanding corporate objectives. The Plan is designed to reward successful corporate performance as measured against specified performance goals as well as exceptional individual performance. When utility performance reaches or exceeds the performance targets and individual performance is exemplary, incentive compensation awards, in conjunction with salaries, will provide a level of compensation which recognizes the skills and efforts of the key executives. In this Plan, MDU Resources Group, Inc. is defined as the "Company" while Montana-Dakota Utilities Co. is defined as the "Utility Company."

II.	BASIC PLAN CONCEPT

The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance objectives. A target incentive award for each individual within the Plan is established based on the position level and actual base salary, provided, however, that the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion, may, instead of actual base salary, use the assigned salary grade market value (midpoint) (“Salary”). The target incentive award represents the amount to be paid, subject to the achievement of the performance objective targets established each year. Larger incentive awards than target may be authorized when performance exceeds targets; lesser or no amounts may be paid when performance is below target.
It is recognized that during a Plan Year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may substantially affect the ability of the Plan Participants to achieve the specified performance goals. Therefore, in its review of corporate performance the Committee, in consultation with the Chief Executive Officer of the Company, may modify the performance targets. However, it is contemplated that such target modifications will be necessary only in years of unusually adverse or favorable external conditions.

III.	ADMINISTRATION

The Plan shall be administered by the Committee with the assistance of the Chief Executive Officer of the Company. The Committee shall approve annually, prior to the beginning of each Plan Year, the list of eligible Participants, and the target incentive award level for each position within the Plan. The Plan’s performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during that Plan Year. The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.
The Board of Directors of the Company may, at any time and from time to time, alter, amend, supersede or terminate the Plan in whole or in part, provided that no termination, amendment or modification of the Plan shall adversely affect in any material way an award that has met all requirements for payment without the written consent of the Participant holding such award, unless such termination, modification or amendment is required by applicable law.

IV.	ELIGIBILITY

Executives who are determined by the Committee to have a key role in both the establishment and achievement of Utility Company objectives shall be eligible to participate in the Plan.
Nothing in the Plan shall interfere with or limit in any way the right of the Utility Company to terminate any Participant’s employment at any time, for any reason or no reason in the Utility Company’s sole discretion, or confer upon any Participant any right to continue in the employment of the Utility Company. No executive shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award.

V.	PLAN PERFORMANCE MEASURES

Performance measures shall be established that consider shareholder and customer interests. These measures shall be evaluated annually based on achievement of specified goals.
The performance measure reflective of shareholders’ interest will be the percentage attainment of corporate goals, as determined each year by the Committee. This measure may be applied at the corporate level for individuals whose major or sole impact is Utility Company-wide, or at the business unit level for individuals whose major or sole impact is on business unit results.
Individual performance will be assessed based on the achievement of annually established individual objectives.
Threshold, target and maximum award levels will be established annually for each performance measure and business unit. The Committee will retain the right to make all interpretations as to the actual attainment of the desired results and will determine whether any circumstances beyond the control of management need to be considered.

VI.	TARGET INCENTIVE AWARDS

Target incentive awards will be expressed as a percentage of each Participant’s Salary. These percentages shall vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the Utility Company’s or business unit’s objectives. An exhibit showing the target awards as a percentage of Salary for eligible positions will be attached to this Plan at the beginning of each Plan Year.

VII.	INCENTIVE FUND DETERMINATION

The target incentive fund is the sum of the individual target incentive awards for all eligible Participants. Once the incentive targets have been determined by the Committee, a target incentive fund shall be established and accrued ratably by the Utility Company. The incentive fund and accruals may be adjusted during the year.
At the close of each Plan Year, the Chief Executive Officer of the Company will prepare an analysis showing the Utility Company's and business unit's performance in relation to each of the performance measures employed. This will be provided to the Committee for review and comparison to threshold, target and maximum performance levels. In addition, any recommendations of the Chief Executive Officer will be presented at this time. The Committee will then determine the amount of the target incentive fund earned.

VIII.	INDIVIDUAL AWARD DETERMINATION

Each individual Participant's award will be based first upon the level of performance achieved by the Utility Company or business unit and secondly based upon the individual's performance. The performance measures applicable for assessing individual performance will be established at the beginning of each Plan Year. The assessment by the Committee, after consultation with the Chief Executive Officer, of achievement relative to the established performance measures, as determined by a percentage from 0 percent to 200 percent, will be applied to the Participant's target incentive award which has been first adjusted for Utility Company or business unit performance.

IX.	PAYMENT OF AWARDS

Except as provided below or as otherwise determined by the Committee, in order to receive an award under the Plan, the Participant must remain in the employment of the Utility Company or business unit for the entire Plan Year. If a Participant terminates employment with the Utility Company pursuant to a mandatory retirement provision in the Utility Company’s Bylaws that provides for mandatory retirement of certain officers on their 65th birthday (or terminates employment with a subsidiary of the Company pursuant to a similar subsidiary Bylaw provision), and if the Participant's 65th birthday occurs during the Plan Year, determination of whether the performance measures have been met will be made at the end of the Plan Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant's 65th birthday occurs. An individual Participant who transfers between the Utility Company and the Company or any business unit of the Company may receive a prorated award at the discretion of the Committee. Payments made under this Plan will not be considered part of compensation for pension purposes. Payments when made will be in cash. Incentive awards may be deferred if the appropriate elections have been executed prior to the end of the Plan Year. Deferred amounts will accrue interest at a rate determined annually by the Committee.
In the event of a "Change in Control" (as defined by the Committee in its Rules and Regulations) then any award deferred by each Participant shall become immediately payable to the Participant in cash, together with accrued interest thereon to the date of payment. In the event the Participant files suit to collect the Participant's deferred award then all of the court costs, other expenses of litigation, and attorneys' fees shall be paid by the Utility Company in the event the Participant prevails upon any of the Participant's claims for payment of a deferred award.

X.	ACCOUNTING RESTATEMENTS

This Section X shall apply to incentive awards granted to all Participants in the Plan. Notwithstanding anything in the Plan or the Plan's Rules and Regulations to the contrary, if the Utility Company's audited financial statements are restated, the Committee may, in accordance with the Company's Guidelines for Repayment of Incentives Due to Accounting Restatements, take such actions as it deems appropriate (in its sole discretion) with respect to
(a) unpaid incentive awards under the Plan (including incentive awards relating to completed Plan Years, but with respect to which payments have not yet been made or deferred) ("Outstanding Awards") and
(b) prior incentive awards that were paid (or deferred) within the 3 year period preceding the restatement ("Prior Awards"), provided such Prior Awards were not paid prior to the date the Plan was amended to add this Section X, if the calculation of the amounts payable, paid or deferred under such awards are, or would have been, directly impacted by the restatement, including, without limitation, (i) securing (or causing to be secured) repayment of some or all payments made pursuant to (or deferrals relating to) Prior Awards, (ii) making (or causing to be made) additional payments (or crediting additional deferrals), (iii) reducing or otherwise adjusting the amount payable pursuant to Outstanding Awards and/or (iv) causing the forfeiture of Outstanding Awards. The Committee may, in its sole discretion, take different actions pursuant to this Section X with respect to different awards, different Participants (or beneficiaries) and/or different classes of awards or Participants (or beneficiaries). The Committee has no obligation to take any action permitted by this Section X. The Committee may consider any factors it chooses in taking (or determining whether to take) any action permitted by this Section X, including, without limitation, the following:
(A) The reason for the restatement of the financial statements;
(B) The amount of time between the initial publication and subsequent restatement of the financial statements; and
(C) The Participant's current employment status, and the viability of successfully obtaining repayment.
If the Committee requires repayment of all or part of a Prior Award, the amount of repayment may be based on, among other things, the difference between the amount paid to the individual and the amount that the Committee determines in its sole discretion should have been paid based on the restated results. The Committee shall determine whether repayment shall be effected (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be provided to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing. Additionally, by accepting an incentive award under the Plan, Participants acknowledge and agree that the Committee may take any actions permitted by this Section X with respect to Outstanding Awards to the extent repayment is to be made pursuant to another plan, program or arrangement maintained by the Company or any of its affiliates.